UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Under Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Under §240.14a-12

PACER INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2005

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Pacer International, Inc., which will be held on May 10, 2005, beginning at 2:00 p.m., Eastern Time. The meeting will be held at the offices of Pacer Global Logistics, Inc. at 6805 Perimeter Drive in Dublin, Ohio 43016. The purpose of the meeting is to consider and vote upon the proposals explained in the notice and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement, and a proxy card are enclosed. We have also enclosed our 2004 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2004.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing, and dating the enclosed proxy card, and returning it in the enclosed postage paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Donald C. Orris
President, Chief Executive Officer and Chairman of the Board of Directors

2300 Clayton Road, Suite 1200

Concord, California 94520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Pacer International, Inc. will be held at 2:00 p.m., Eastern Time, on Tuesday, May 10, 2005 at the offices of Pacer Global Logistics, Inc. located at 6805 Perimeter Drive in Dublin, Ohio 43016 for the following purposes:

(1)	To elect three directors; and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 15, 2005, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

Lisa Ormand Taylor
Vice President, Assistant General Counsel and Corporate Secretary
March 28, 2005

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date, mark and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, marking and returning the proxy will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, $.01 par value, of Pacer International, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Pacer’s 2005 annual meeting of shareholders.

Unless the context requires otherwise, references in this statement to “Pacer”, the “Company”, “we”, “us”, or “our” refer to Pacer International, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2005 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about March 28, 2005.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 10, 2005
2:00 p.m. Eastern Time
Pacer Global Logistics, Inc.
6805 Perimeter Drive
Dublin, Ohio 43016

Items to be Voted Upon	You will be voting on the following matters:

The election of three directors; and

Such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, March 15, 2005. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 37,351,472 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on March 15, 2005, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Proxy Card	If you sign, date and return your signed proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you have three choices: you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

“FOR” the election of all nominees for director identified on pages 4 and 5; and

In our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

Submitting a new proxy with a later date by signing and returning a proxy card to the Company;

Attending the annual meeting and voting in person; or

Sending written notice of revocation addressed to our Corporate Secretary.

Quorum	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of Pacer’s common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Other matters, if any, will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our charter or bylaws or the Tennessee Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Tennessee corporate law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors.

Solicitation	Pacer will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. Directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our charter and bylaws provide that our Board shall be divided into three classes that serve staggered three-year terms. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Our Board is presently composed of eight members. Until November 16, 2004, our Board was composed of ten members. Effective on that date, two members of our Board resigned and, as permitted under the Company’s Second Amended and Restated Bylaws, the Board approved a decrease in the number of directors from ten to eight. On January 14, 2005, the Board elected Andrew C. Clarke, effective January 31, 2005, to fill the vacancy created by the resignation of John P. Tague, also effective January 31, 2005 and to serve as a director until the 2005 annual meeting of shareholders and until his successor is duly elected and qualified. All of these resignations were voluntary, and there was no disagreement between the Company and the resigning directors.

Mr. Clarke is an independent director (as independence is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s Marketplace Rules (as amended and in effect from time to time, the “Nasdaq Rules”)) and also meets the additional independence standard for membership on the Audit Committee. If elected at the annual meeting, Mr. Clarke would serve until the 2006 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. The shareholders are also asked to elect two existing directors in the class whose term of office expires in 2005: Joshua J. Harris and Marc E. Becker. If elected at the annual meeting, each of Messrs. Harris and Becker would serve until the 2008 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any of our directors or executive officers.

Nominee for Election for a One-Year Term Expiring at the 2006 Annual Meeting

Andrew C. Clarke

Andrew C. Clarke, age 34, has served as a director of our Company since January 2005. Since April 2001, Mr. Clarke has served as the Senior Vice President, Chief Financial

Officer and Treasurer of Forward Air Corporation, a non-asset based provider of time-definite ground transportation services to the air cargo industry. From March 2000 to April 2001, Mr. Clarke held a number of management positions with Forward Air Corporation. From August 1998 to March 2000, Mr. Clarke was as an investment banker with Deutsche Banc Alex. Brown in the Global Transportation Group. Mr. Clarke is also a director of Forward Air Corporation.

Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting

Joshua J. Harris

Joshua J. Harris, age 40, has served as a director of our Company since May 1999. Mr. Harris has been a founding partner of Apollo Management since 1992. Mr. Harris is also a director of Nalco Corporation, Quality Distribution, Inc., Compass Minerals Group and UAP Holdings, Corp.

Marc E. Becker

Marc E. Becker, age 32, has served as a director of our Company since May 1999. Mr. Becker is a partner of Apollo Management and has been employed by Apollo Management since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves as a Director of NFP, Inc., United Agri Products, Inc. and Quality Distribution, Inc.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office until the 2006 Annual Meeting

Donald C. Orris

Donald C. Orris, age 63, has served as our Chairman, President and Chief Executive Officer since May 1999. Mr. Orris serves as Chairman of many of our subsidiaries, including Pacer Cartage, Inc. from its inception in April 1998, Ocean World Lines and RF International, Inc. since December 2000 and Pacer Transport from May 1997 to December 2004. In addition, he currently serves as Chairman of Pacer Global Logistics, Inc. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, he served as an Executive Vice President of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American President Domestic Company and American President Intermodal Company from 1982 until 1990. Mr. Orris is also a director of Quality Distribution, Inc., a provider of bulk transportation services.

Robert S. Rennard

Robert S. Rennard, age 67, became a director of our Company in September 2002. Currently an independent consultant to enterprises engaged in worldwide logistics or automotive-related activities, Mr. Rennard served from 1996 to 1999 as a senior vice president with The Compass Group, a provider of consulting and executive search services located in Birmingham, Michigan. He retired from Ford Motor Company in 1996 as director for Worldwide Logistics and Distribution. From 1962 to 1996, Mr. Rennard held a number of key positions for the automotive company. These include chief operating officer for Autolatina, a joint venture between Ford and Volkswagen covering all automotive and credit company activities in Brazil and Argentina as well as automotive exports from those countries.

Directors Continuing in Office until the 2007 Annual Meeting

P. Michael Giftos

P. Michael Giftos, age 58, was elected as a director effective April 15, 2004. During his 29-year career with CSX Corporation and its subsidiaries, Mr. Giftos has served in many executive management positions. From April 2000 through March 2005, Mr. Giftos served as Executive Vice President and Chief Commercial Officer. Before that assignment, Mr. Giftos spent more than a decade as CSX’s Chief Legal Officer. While employed at CSX, Mr. Giftos served as a director of TTX Company, a provider of rail cars and related freight car management services to the North American rail industry.

Thomas L. Finkbiner

Thomas L. Finkbiner, age 52, has served as a director of our Company since April 1, 2000. Mr. Finkbiner has been employed as the President and Chief Executive Officer of Quality Distribution, Inc., a North American bulk truck carrier and an affiliate of Apollo Management, since November 1999. Prior to joining Quality Distribution, Mr. Finkbiner served as Vice President of Intermodal for Norfolk Southern Corporation from 1987 to 1999. From 1981 to 1987, he was Vice President of Marketing & Administration for North American Van Lines. He currently serves as chairman of the board of Quality Distribution, Inc. and chairman of the Intermodal Transportation Institute, a non-profit entity promoting sustainable intermodal transportation systems headquartered at the University of Denver.

Bruce H. Spector

Bruce H. Spector, age 62, has been a director of our Company since May 1999. He has been a partner of Apollo Management since 1992. Prior to that, Mr. Spector was a senior member of the Los Angeles law firm of Stutman Treister and Glatt. Mr. Spector also serves as a director of Communications Corporation of America, a privately-held Delaware corporation and the parent corporation of several companies that own and operate television stations.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2004, our Board held four meetings and acted by unanimous written consent eight times. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All of the directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2004.

The Executive Committee may exercise all the powers of the Board in the management of our business and affairs except for those powers expressly reserved to the Board under Tennessee law. The members of the executive committee are Messrs. Orris, Harris and Spector. The Executive Committee did not meet during 2004.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The Audit Committee also selects and engages our independent auditors and approves their fees, and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. Its duties include reviewing the adequacy of the Company’s internal controls and financial controls, reviewing the scope and results of the audit plans of the Company’s independent auditors, and assessing the Company’s financial reporting activities and accounting standards and principles. The Audit Committee must also pre-approve all non-audit services performed by our independent auditors. We have adopted an Audit Committee Charter, which was included in the proxy statement for the 2004 annual meeting of shareholders.

The present members of the Audit Committee are Messrs. Clarke (Chairman), Giftos and Rennard. The Board has determined that Mr. Clarke qualifies as the “audit committee financial expert” as defined by the Securities Exchange Commission (the “SEC”). All the members of the Audit Committee are independent under the definition of independence of Nasdaq Rule 4200(a)(15) and meet the additional criteria for independence of Audit Committee members set forth in Nasdaq Rule 4350(d)(2) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met ten times during the fiscal year and acted by unanimous written consent four times.

The Compensation Committee reviews and approves compensation policies and forms of compensation provided to our directors and executive officers, considers management’s recommendations for the annual bonus plans and approves bonus payments for our officers and other employees, and administers our option plans and approves the recipients and terms of stock option grants under these plans. The current members of the Compensation Committee are Messrs. Becker, Spector (Chairman) and Clarke. The Compensation Committee met four times during the fiscal year and acted by unanimous written consent once.

The purposes of the Corporate Governance Committee are to recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; to advise the Board with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and to oversee the evaluation of the Board and the Company’s management. The current members of the Corporate Governance Committee are Messrs. Becker, Clarke and Giftos (Chairman). The Corporate Governance Committee met four times during the fiscal year and acted by unanimous written consent twice. The charter of the Corporate Governance Committee is attached as Appendix A. The charter of the Corporate Governance Committee is also available on the investor relations section of our website at www.pacer-international.com.

DIRECTOR NOMINATION PROCEDURES

As provided in its charter, the Corporate Governance Committee makes recommendations to the full Board of Directors regarding nominees for director. All members of the Company’s Corporate Governance Committee and, except for Mr. Orris, all members of our Board of Directors are independent (as independence is defined in Rule 4200(a)(15) of the Nasdaq Rules). As required by the Nasdaq Rules, a majority of independent directors approved the selection of each nominee for director named in this proxy statement. Mr. Clarke, the new nominee for election, was recommended by the chief executive officer.

Generally, nominees for director are identified and suggested by the members of the Board or management using their business networks. The Board and the Corporate Governance Committee have not retained any executive search firms or other third parties to identify or evaluate director candidates in the past. In recommending and selecting a nominee for director, the Corporate Governance Committee and the Board consider the following criteria:

1.	whether the nominee would be “independent” (as independence is defined in Rule 4200(a)(15) of the Nasdaq Rules), would meet the heightened independence requirements of Nasdaq Rule 4350(d)(2) and SEC Rule 10A-3(b)(1) for service on the Audit Committee and would not have a relationship, which in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

2.	whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity; experience at a strategy/policy setting level; high-level managerial experience in a relatively complex organization, or experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to the affairs of the Company;

3.	whether the nominee would be considered to have “financial sophistication” as described in applicable Nasdaq Rules or to be an “audit committee financial expert” as described in SEC regulations (as incorporated into the Audit Committee Charter);

4.	whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a major complex organization, including industry groups or governmental organizations;

5.	in recognition of the Company’s strategy to leverage its diverse portfolio of transportation services, whether the nominee has senior level experience in providing or buying transportation services in one or more segments of the transportation industry, including those segments in which the Company engages or proposes to engage;

6.	whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to the Company’s current or future business, will add specific value as a Board member;

7.	whether the nominee possesses such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company;

8.	whether any nominee who is an existing director continues to be suitable for continued service; and

9.	whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his/her service.

The Board and the Corporate Governance Committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather the Board and the Corporate Governance Committee evaluate the mix of skills and experience that the candidate offers, consider how a given candidate meets the Board’s current expectations with respect to each such criterion and make a determination regarding whether a candidate should be recommended to the shareholders for election as a director.

The Company will consider nominees for director suggested by shareholders who meet the requirements and procedures discussed below and will evaluate any potential nominee using the same standards it uses to evaluate candidates identified by Board members or management.

The Company’s Second Amended and Restated Bylaws, adopted on May 25, 2002, establish deadlines and procedures that a shareholder must follow to nominate a director. The Board and the Corporate Governance Committee have not amended those procedures. A person must be a shareholder of record entitled to vote in the election of directors generally at the meeting on the date that such person gives notice of the nomination for director. The shareholder must give written notice of the nomination, either by personal delivery or by United States mail, postage prepaid, and such notice must be received by the Company’s Secretary at its principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the date on which the prior year’s notice of annual meeting was provided. If the Company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after that anniversary, then, in order to be timely, a shareholder’s notice must be received at the Company’s principal executive offices not more than 90 calendar days before the actual meeting date nor later than the later of 60 days before the date of such annual meeting or the 10th day after the date on which public announcement of such annual meeting is first made. For a special meeting, the shareholder must give written notice of any director nomination, either by personal delivery or by United States mail, postage prepaid, and such notice must be received by the Company’s Secretary not later than the close of business on the 10th day after the date on which notice of such meeting is first given to shareholders.

A shareholder’s notice must set forth: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors under Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, (ii) the class and number of shares of the Company which are beneficially owned by such shareholder, (iii) a representation that the shareholder is a record or beneficial holder of at least one percent (1%) or $1,000 in market value of stock of the Company entitled to vote at such meeting; has held such stock for at least one year and shall continue to own such stock through the date of such meeting; and intends to appear in person or by proxy at the meeting to present the nomination; and (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) under which the nomination(s) are to be made by the shareholder. In addition to these requirements discussed above, a shareholder must also comply with all applicable requirements of the Exchange Act and its regulations with respect to nominations for director.

For more information about deadlines for submission of shareholder nominations for next year’s shareholder meeting, please see the section entitled “Notice of Shareholder Proposals”.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. For more information, please see the investor relations section of our website at www.pacer-international.com. Other information contained on our website does not constitute a part of this proxy statement.

The Company does not have a policy regarding Board member attendance at annual shareholders meetings. Four of our directors attended the 2004 annual meeting of shareholders.

DIRECTOR COMPENSATION

The members of our Board who are employees of the Company do not receive compensation for their service on our Board or any committee of our Board but are reimbursed for their out-of-pocket expenses. Until December 2004, our non-employee directors received a monthly $1,500 retainer plus a $1,000 fee for each Board meeting that they attend. To provide compensation commensurate paid by other public companies, in December 2004, the monthly retainer was increased to $4,000 and the meeting fee was increased to $3,000. In addition, non-employee directors are granted options to purchase 12,000 shares of our common stock under our 2002 stock option plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee reviews the Company’s financial reporting process on behalf of our Board. Management is responsible for our internal control over financial reporting, the financial reporting process and the preparation of our consolidated financial statements. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the financial statements.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (“PWC”), the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Audit Committee has discussed with the independent auditors, the accountants’ independence from the Company and its management, and has received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

THE AUDIT COMMITTEE

Andrew C. Clarke (Chairman)
P. Michael Giftos
Robert S. Rennard

* The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

FEES PAID TO INDEPENDENT AUDITORS IN 2004

	2003	2004
Audit Fees (1)	$992,995	$1,974,381
Audit-Related Fees (2)	$68,080	$—
Tax Fees (3)	$382,320	$377,638
All Other Fees	$—	$—

(1)	During 2003 and 2004, PWC’s fees included work in connection with the year-end audit, quarterly reviews of the Company’s consolidated financial statements, the Company’s secondary public offerings of common stock and other compliance-related services. In addition, during 2004, audit services included the services in connection with the new internal control attestation required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	During 2003, the audit-related services related to Sarbanes-Oxley advisory work.

(3)	During 2003 and 2004, tax services rendered by PWC included consultation, advice and other work in connection with cross-border transfer pricing issues and tax strategies and preparation of the Company’s consolidated federal and California combined tax returns. In addition, during 2004, PWC provided tax-related advice and other services in connection with the Company’s meals and entertainment and software development deductions.

During fiscal year 2004, the Audit Committee approved all audit and non-audit services and fees before the auditor was paid for those services. The Committee’s current practice is to consider for pre-approval annually certain categories of audit and non-audit services proposed to be provided by our independent auditors for the fiscal year. The Audit Committee must separately pre-approve any service that is not included in the approved list of services. The maximum amount of fees and the manner in which the fees are determined for each type of pre-approved audit or non-audit services are considered and, if appropriate, approved by the Audit Committee before any fees are paid to the independent auditor. Any amounts in excess of the approved maximum fee require additional approval by the Audit Committee before payment. In selecting PWC as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by PWC is compatible with maintaining that firm’s independence.

Representatives of PWC, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of the common stock as of February 28, 2005, for:

•	Each person or entity known by us to beneficially own more that 5% of our common stock;
•	Each executive officer named in the summary compensation table set forth below under “Executive Compensation”;
•	Each of our directors; and
•	All executive officers and directors as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of February 28, 2005, but excludes shares of common stock underlying options held by any other person.

Except in cases where community property laws apply or as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Percentage of beneficial ownership is based on 37,351,472 shares of common stock outstanding as of February 28, 2005.

	Common Stock Outstanding	Common Stock Underlying Options Exercisable Within 60 Days	Total	Percent
Oppenheimer Capital LLC (1)	2,023,876	—	2,023,876	5.4
Wachovia Corporation (2)	2,663,954	—	2,663,954	7.1
Donald C. Orris	801,348	133,333	934,681	2.5
Marc E. Becker	—	12,000	12,000	*
Jeffrey R. Brashares	103,925	—	103,925	0.3
Andrew C. Clarke	—	—	—	—
Thomas L. Finkbiner	—	12,000	12,000	*
P. Michael Giftos	200	—	200	*
Joshua J. Harris	—	12,000	12,000	*
Robert S. Rennard	3,000	6,000	9,000	*
Peter Ruotsi	—	30,000	30,000	*
C. Thomas Shurstad	—	32,800	32,800	*
Bruce H. Spector	—	12,000	12,000	*
Lawrence C. Yarberry	4,000	68,000	72,000	0.2
All directors and executive officers as a group (21 persons)	916,723	481,966	1,398,689	3.7
*	Less than 0.1%.

(1)	Based on information contained in a Schedule 13G filed on February 14, 2005 on behalf of Oppenheimer Capital LLC (“Oppenheimer”), a Delaware limited liability company, and/or certain investment advisory clients or discretionary accounts related to their collective beneficial ownership of shares of our common stock, Oppenheimer beneficially owns 2,023,876 shares of the Company’s common stock. In its role as an investment advisor, Oppenheimer has sole power to dispose of these shares and to vote the shares under its written guidelines. The business address for Oppenheimer Capital LLC is 1345 Avenue of the Americas, 49th Floor, New York, NY 10105.

(2)	Based on information contained in a Schedule 13G filed on February 14, 2005, Wachovia Securities LLC (“Wachovia Securities”), Evergreen Investment Management Company (“Evergreen”), J.L. Kaplan Associates, LLC (“Kaplan”) and Wachovia Bank, N.A. have the sole voting power over 501,515 shares, shared voting power over 2,150,250 shares, sole dispositive power over 2,653,969 shares and shared dispositive power over 3,815 shares of our common stock. Wachovia Securities, Evergreen and Kaplan are investment advisors for mutual funds and other clients; the shares held by these entities are beneficially owned by such mutual funds or other clients. Wachovia Bank, N.A. holds the shares in a fiduciary capacity for its customers. The business address for Wachovia Securities, Evergreen, Kaplan and Wachovia Bank, N.A. is One Wachovia Center, Charlotte, NC 28288-0137.

EXECUTIVE COMPENSATION

The Summary Compensation Table sets forth information concerning the compensation paid by us for services rendered in the years indicated to our Chief Executive Officer and each of our four other most highly paid executive officers whose salary and bonus exceeded $100,000 in 2004. These five officers are referred to in this proxy statement as the “Named Executive Officers”. No executive left the Company during 2004 who would have been included in the following table but for his departure from the Company.

Summary Compensation Table (1)

Name and Principal Position (a)	Year (b)	Annual Compensation				Long Term Compensation	All Other Compensation (2) (f)
		Salary (c)		Bonus (d)		Securities Underlying Options (e)
Donald C. Orris Chairman, President and Chief Executive Officer	2004 2003 2002	$ $ $	307,692 300,000 300,000	$ $ $	100,000 178,200 300,000	— — —	$ $ $	7,541 7,404 7,547

Jeffrey R. Brashares Vice Chairman, Commercial Sales, Pacer Global Logistics, Inc.	2004 2003 2002	$ $ $	250,000 250,000 572,000	$ $	322,168 322,168 —	— — —	$ $ $	7,327 6,860 6,360

Peter Ruotsi Executive Vice President, Chief Commercial Officer of Pacer Global Logistics, Inc.	2004 2003 2002	$ $ $	275,000 228,000 220,000	$ $ $	123,750 119,434 110,000	— — —	$ $ $	8,226 6,459 6,475

C. Thomas Shurstad President – Pacer Stacktrain	2004 2003 2002	$ $ $	286,150 280,800 270,000	$ $ $	155,400 146,577 185,000	— 10,000 96,000	$ $ $	7,709 7,164 2,530

Lawrence C. Yarberry Executive Vice President, Chief Financial Officer	2004 2003 2002	$ $ $	287,346 280,288 238,484	$ $ $	37,000 84,942 137,500	— — —	$ $ $	8,382 7,326 6,809

(1)	Columns relating to “Restricted Stock Awards” and “LTIP Payouts” have been omitted because no compensation required to be reported in those columns was awarded to, earned by, or paid to the Named Executive Officers during the periods covered by the table. The column for “Other Annual Compensation” has been omitted because the executives did not receive other compensation required to be reported in that column or in the case of perquisites, no executive received perquisites that exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for that executive. Perquisites made available to the named executives include reimbursement of club dues and fees, temporary housing expenses and either an auto allowance or a company-supplied car.

(2)	The amounts shown for 2004 consist of the Company’s matching contributions to its 401(k) plan and the imputed value of group term life insurance premiums as shown in the following table:

Name	401(k) Match	Imputed Value of Group Term Life Insurance
Donald C. Orris	$5,500	$2,041

Jeffrey R. Brashares	$6,500	$827

Peter Ruotsi	$6,500	$1,726

C. Thomas Shurstad	$6,500	$1,209

Lawrence C. Yarberry	$6,500	$1,882

Option/SAR Grants in Last Fiscal Year

None of the Named Executive Officers received any grant of options during the 2004 fiscal year.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the options held by the Named Executive Officers as of December 31, 2004.

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald C. Orris	None	None	133,333	66,667	$2,167,995	$1,084,005

Jeffrey R. Brashares	None	None	—	—	—	—

Peter Ruotsi	None	None	30,000	30,000	$337,800	$337,800

C. Thomas Shurstad	None	None	21,200	84,800	$135,232	$540,928

Lawrence C. Yarberry	2,500	$23,250	68,000	14,000	$1,060,680	$122,640

(1)	Fair market value was determined using the closing price of our common stock on December 31, 2004 of $21.26 per share.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS*

The Compensation Committee presents the following report on compensation for the Company’s executive officers. Actual compensation during 2004 for the Named Executive Officers has been set forth in the Summary Compensation Table and other tables preceding this report.

Our executive compensation policies and programs are designed to do the following:

•	Provide competitive pay systems that support the Company’s business strategies;
•	Attract, retain and motivate long term, high quality, productive individuals by remaining competitive in the marketplace;
•	Focus our executives on achieving financial and operational goals tied to annual performance objectives; and
•	Align management and shareholder interests through stock option grants.

Our Board’s Compensation Committee considers management’s recommendations regarding compensation and approves overall compensation policies and forms of compensation for officers. In that regard, our Committee reviews and determines bonuses for our officers and other employees, and approves stock-based compensation for our officers and employees and administers our option plans.

The three components of individual executive officer compensation are base salary, an annual performance-based incentive bonus and potential stock option grants. Messrs. Orris, Ruotsi, Shurstad and Yarberry and most other executive officers are compensated in accordance with the compensation policies for base salary, annual bonuses and potential stock options outlined in this report. The compensation of Mr. Brashares has been established under his employment agreement discussed in this proxy statement.

Base Salary.    Base salary levels are assigned to positions based on job responsibilities, the Company’s historical salary levels for that position and an informal review of salaries paid by similar enterprises for similarly situated employees. Salaries of certain executives have been established by negotiation at the time that the Company acquired the business owned or managed by the executive. In other cases, salaries were determined in negotiations to recruit certain highly qualified executives for key positions, after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the executive to leave his or her current position and compensation paid historically to executives recruited for that position. During 2004, the Company decided not to provide any general merit pay increases to its employees, but the Committee did approve pay increases during the year for certain executive officers due to either strong financial performance of their operation or increased responsibilities, particularly in connection with the internal controls project.

Annual Incentives.    The annual bonus plan for 2004 in which most executives of the Company, including Messrs. Orris, Ruotsi, Shurstad and Yarberry, participate requires achievement of quantitative criteria for determining whether bonuses will be paid. The 2004 bonus plan provided for a bonus award of 25% of the participants’ bonus target if the Company achieved an earning per share target (subject to adjustments for one-time non-operating events). Then for any additional bonus to be paid to employees of a division, the division must achieve its minimum operating income target. A division’s employees are eligible to receive a 100% payment of their bonus if the corporate EPS target is met and the division’s operating income meets the 100% target, subject to adjustment for, among other contingencies, the size of the accrued bonus pool and satisfaction of individual performance objectives. If the division’s performance is between the minimum and 100% targets, employees are eligible for a partial bonus, subject to the contingencies discussed above. Employees of the corporate division are not subject to a separate operating income target. Their bonus depends upon the Company’s achievement of its earnings per share target, the size of the accrued bonus pool and, to a lesser extent, satisfactory individual performance.

The corporate earnings per share target and the divisional operating income targets are developed through the Company’s annual budgeting process and approved by the Compensation Committee at the beginning of the fiscal year. The Company also establishes in advance for each bonus plan participant a targeted bonus amount, which is a percentage of base salary generally determined by the employee’s title, and the relative weighting between divisional operating income performance and subjective individual performance, with divisional performance given a higher weighting for more senior positions.

If the targeted operating income levels are exceeded in a particular division, the Committee or the Board in consultation with management may award additional bonuses. During 2003, the Company’s Pacer Stacktrain division was issued a challenge to meet increased operating income goals in 2003, 2004 and 2005 in excess of the targeted operating income performance in order to be eligible for a supplemental bonus. This supplemental bonus program was continued for employees of Pacer Stacktrain in 2004.

For 2004, the Company did not meet its earnings per share target. However, the Committee decided to award a discretionary bonus to all employees, up to a 25% of a participant’s target bonus. In deciding to make this discretionary award, the Committee considered, among other factors and with no particular weighting, the momentum shown by the Company’s strong fourth quarter performance, the Company’s continuing and reliable cash flow, the significant financial and operational progress made by the Company and its subsidiaries during 2004, the impact of increased professional fees in connection with litigation and Sarbanes-Oxley compliance, and overall 2004 financial performance.

In addition to the general 25% bonus, Mr. Shurstad was awarded a supplemental bonus based on the operating income performance of Pacer Stacktrain which exceeded the targets established under the Pacer Stacktrain supplemental bonus plan. Mr. Ruotsi was also awarded the general 25% bonus and the supplemental Pacer Stacktrain bonus because, in connection with his transfer in March 2004 from Pacer Stacktrain to his current position as Chief

Commercial Officer of Pacer Global Logistics, it was agreed that he would be eligible to receive the higher of the bonus paid to Pacer Global Logistics or Pacer Stacktrain employees.

Long Term Compensation.    Before our initial public offering in June 2002, options were granted to executives under the Pacer International, Inc. 1999 Stock Option Plan, as amended. In connection with the initial public offering, the 2002 Stock Option Plan was adopted. The purposes of these plans are to further our growth and success by permitting our officers, employees and consultants to acquire shares of our common stock, thereby increasing their personal interest in our growth and success and to provide a means of rewarding outstanding contributions by these persons. The Company’s practice has been to grant options in connection with a person’s hiring or promotion or, less frequently, as a reward for strong work performance.

Stock option grants are designed to link executive compensation to the Company’s share price over a multi-year performance period and to encourage executives to work toward established financial goals. Consistent with these goals, options granted under the 1999 Stock Option Plan before the initial public offering were divided into three tranches, Tranche A, Tranche B and Tranche C. Tranche A options vest in five equal installments on the grant’s first five anniversary dates, provided the employee remains in Pacer’s employ on each anniversary date. Tranche B and C options vest on the date of grant’s seventh anniversary date if the employee is employed by us on that date but may vest earlier over five years from the grant date if specified per share target values are attained. No options have been granted under the 1999 Stock Option Plan since June 2002. Options granted under the 2002 Stock Option Plan generally will vest in equal annual increments on the first five anniversaries of the grant date.

Under these stock option plans, stock options have generally been granted in a standardized range to all new managerial employees based on the employee’s salary level and title with the Company. Factors used to set the standardized range of stock options included management’s and the Committee’s perception of (1) the incentive necessary to motivate individuals to join the Company, (2) the stock-based incentives provided by similarly-situated companies, and (3) the role and impact of the various management levels in achieving key strategic results. No specified weighting was applied to any of these considerations. During 2004, options were granted to executive officers in satisfaction of commitments made when the executives were hired.

Compensation of Mr. Brashares.    Mr. Brashares was an owner of Rail Van, Inc., a transportation logistics company, acquired by Pacer in December 2000, and his original employment agreement was negotiated in the context of that acquisition. In 2003, we entered into an amended and restated employment agreement with Mr. Brashares. The minimum annual base salary under the amended and restated agreement is $250,000 and for 2003 and 2004, Mr. Brashares was entitled to an annual fixed bonus of $322,000, without any right to participate in the Company’s annual bonus plan. The salary and fixed bonus provided for in the amended and restated agreement equate to the base salary that the Company agreed to pay under his original employment agreement. After 2004, Mr. Brashares will be eligible for an annual performance bonus ranging up to 50% of his annual base salary subject to the satisfaction of Board-approved performance criteria contained in our performance bonus plan for that year. In setting the base salary level in the original employment agreement, the following factors, without specific weighting, were considered: the compensation paid to Mr. Brashares before the acquisition, the duration of the employment agreements, the non-competition covenants agreed to by the executives and other negotiated points in connection with the Rail Van acquisition.

Policies Relating to $1 Million Deduction Limit.    Section 162 of the Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation of the Named Executive Officers in excess of $1 million unless certain conditions are met. These conditions include that such compensation is based on the attainment, as certified by a committee of two or more outside directors, of pre-established, objective performance goals established in advance by this Committee and paid under a plan approved by shareholders. The Compensation Committee intends to consider this limitation, among other factors, in making compensation decisions in the future.

Chief Executive Officer Compensation.    The employment agreement between the Company and Mr. Orris entered into in March 1997 established a base salary of $225,000, which has been subsequently raised to $300,000. Effective November 8, 2004, Mr. Orris’ base salary was increased to $400,000. In establishing this base salary increase, the Committee considered, among other factors and with no particular weighting, the importance of the role of the Chairman, Chief Executive Officer and President, Mr. Orris’ experience and background in the intermodal industry, his individual performance, the Company’s results and stock price appreciation during his tenure and an informal review of the base salaries of chief executives of corporations of similar size, complexity and industry. In particular, the Committee considered that during Mr. Orris’ tenure from 1999 to the end of 2003, the Company has, among other results, increased net income by 88%, has reduced its debt to $169 million as of the end of third quarter 2004, is continuing to successfully integrate more than ten acquired businesses and has successfully completed its initial public offering.

Mr. Orris’ target bonus opportunity is established at 100% of his base salary. This percentage was established before our initial public offering based on the relatively low base salary paid to Mr. Orris, the bonus opportunity of the Company’s other executives and an informal review of base pay and annual bonuses paid by similar transportation companies to their chief executive officers. Mr. Orris, like other participants in the bonus plan, received a bonus of $100,000, which was equal to 25% of his bonus opportunity. No stock options were granted to Mr. Orris in 2004.

THE COMPENSATION COMMITTEE

Marc E. Becker
Andrew C. Clarke
Bruce H. Spector (Chairman)

* The report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE GRAPH*

The following graph depicts a comparison of cumulative total shareholder returns for Pacer as compared to the Nasdaq Transportation Index and the Nasdaq Composite Index. The graph assumes the investment of $100 on June 12, 2002 (the date Pacer’s stock began trading on the NASDAQ National Market) through December 31, 2004.

Cumulative Shareholder Returns on $100 Invested

	6/12/02	6/30/02	9/30/02	12/27/02	3/31/03	6/30/03	9/30/03	12/26/03	3/31/04	6/30/04	9/30/04	12/31/04
Pacer	$100	$115	$76	$89	$84	$126	$133	$136	$142	$121	$104	$142
Nasdaq—Composite	$100	$96	$77	$88	$88	$107	$118	$130	$135	$133	$126	$143
Nasdaq—Transportation	$100	$103	$80	$92	$92	$110	$120	$125	$125	$133	$132	$158

* The performance graph is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EMPLOYMENT AND RELATED AGREEMENTS

We have entered into an employment agreement with Donald C. Orris dated as of March 31, 1997, and amended on April 7, 1999. The agreement, as amended, had an initial term of two years that commenced on May 28, 1999, with automatic one-year renewals on each anniversary of the commencement date. The minimum annual base salary under the agreement is $225,000, subject to increase as agreed by our Board and Mr. Orris (presently $400,000, effective November 8, 2004). In addition, during the term of the agreement Mr. Orris is entitled to receive an annual bonus in such amount, and subject to the satisfaction of such conditions, as our Board may determine, presently up to 100% of his salary. The agreement provides that if Mr. Orris’ employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary for the number of months remaining in the term or, if greater, one year.

We have also entered into an amended and restated employment agreement dated as of March 1, 2003, with Jeffrey R. Brashares, which continues in effect until terminated upon notice from the Company or Mr. Brashares as provided in the agreement. The minimum annual base salary under the agreement is $250,000. For the years 2003 and 2004, Mr. Brashares was entitled to an annual fixed bonus of $322,000. Commencing in 2005, Mr. Brashares is eligible for an annual performance bonus ranging up to 50% of his annual base salary subject to the satisfaction of Board-approved performance criteria contained in our performance bonus plan for that year. The actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board. If Mr. Brashares’ employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary and annual fixed bonuses through December 31, 2004, or, if such a termination occurs after that date, he would be entitled to continue to receive his base salary for a period of twelve months following the termination.

We have entered into an amended and restated employment agreement with Peter Ruotsi as of March 4, 2005 which continues in effect until terminated upon notice from the Company or Mr. Ruotsi, as provided in the agreement. The agreement provides for minimum annual base salary of $275,000, subject to increase by our Board. Under the agreement, Mr. Ruotsi is eligible for an annual performance bonus ranging up to 50% of his annual base salary, subject to the satisfaction of Board-approved performance criteria contained in our performance bonus plan for that year. The Company agreed with Mr. Ruotsi that for 2004, the year in which he transferred from Pacer Stacktrain to Pacer Global Logistics, Inc., he would be eligible to receive the higher of the bonus paid to employees of Pacer Global Logistics or Pacer Stacktrain. The actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board. If Mr. Ruotsi’s employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in such agreement, he would be entitled to continue to receive his base salary for a period of one year following the termination, a pro-rata bonus for the year in which termination occurred and continued payment of COBRA health insurance premiums until Mr. Ruotsi reaches age 65 or if the Executive’s COBRA benefits expire before he reaches age 65, payment of premiums for comparable health insurance coverage obtained individually for him by the Company.

We have also entered into an employment agreement with C. Thomas Shurstad on January 16, 2002, which continues in effect until terminated upon notice from the Company or Mr. Shurstad as provided in the agreement. The agreement provides for a minimum annual base salary of $275,000, subject to increase by our Board. Under the agreement, Mr. Shurstad is eligible for an annual performance bonus ranging up to 50% of his annual base salary subject to the satisfaction of Board-approved performance criteria contained in our performance bonus plan for that year. The actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board. If Mr. Shurstad’s employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in each agreement, he would be entitled to continue to receive his base salary for a period of two years following the termination.

The Company is also a party to an employment agreement with Lawrence C. Yarberry dated as of December 1, 1998. The agreement has an initial term that ended on April 1, 2001 and automatically renews for one-year terms on each December 1. The minimum annual base salary under the agreement is $175,000, subject to increase by our Board. In addition, during the term of the agreement, Mr. Yarberry is entitled to receive an annual bonus in such amount, and subject to the satisfaction of such conditions, as our Board may determine. The agreement provides that if Mr. Yarberry’s employment is terminated for any reason, he would be entitled to receive the unpaid portion of his base salary through the termination date, reimbursement for expenses incurred before the termination date, and unpaid amounts earned before the termination date under benefit programs in which he participated before the termination. In addition, if his employment is terminated by the Company without “cause,” as defined in the agreement, he would be entitled to continue to receive his base salary for the number of months remaining in the term or, if greater, one year.

All of the employment agreements include restrictive covenants for our benefit relating to the non-disclosure of our confidential business information and trade secrets; the disclosure, grant and assignment of inventions; and in agreements amended or entered into after 1998, non-competition with regard to any business or activity that competes with us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board or Compensation Committee.

Each of Messrs. Becker and Spector is a principal of Apollo Management and a member of the Company’s Compensation Committee. For information regarding certain transactions between the Company and Apollo Management and its affiliates, see “Certain Relationships and Related Transactions,” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement with Apollo Management

We have entered into a management agreement with Apollo Management, an affiliate of our principal shareholder until November 12, 2004, for financial and strategic services as the Board may reasonably request. Pursuant to an amendment executed in 2004, the fee was reduced from $500,000 in 2003 to $250,000 in 2004, and the management agreement was terminated effective December 31, 2004.

Arrangements with Current Directors and Executive Officers

In connection with the acquisition of Rail Van, Inc., we assumed a lease that had been entered into by Rail Van with an entity associated with Mr. Brashares and certain former shareholders of Rail Van. This lease commenced in April 2001. We made lease payments of $1.7 million during 2004.

Secondary Offerings

On January 7, 2004, the Company filed a registration statement under the Securities Act to register $150,000,000 aggregate amount of securities of the Company comprising common stock, preferred stock and warrants to purchase common or preferred stock that may be offered and sold by the Company from time to time (the “Shelf Registration Statement”). The Shelf Registration Statement also registered for sale from time to time all 8,702,893 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P. (“AIF”), which then owned 6,477,539 shares (17.4%); Coyote Acquisition LLC (“Coyote I”), which then owned 1,782,400 shares (4.8%); and Coyote Acquisition II LLC (“Coyote II” and together with Coyote I, “Coyote”), which then owned 442,954 shares (1.2%). Apollo Management IV, L.P. served as investment manager for Coyote I, Coyote II and AIF and in such capacity shared voting and dispositive power over the shares owned by AIF, Coyote I and Coyote II. The SEC declared the Shelf Registration Statement effective on January 21, 2004. On April 7, 2004, AIF and Coyote sold 4,000,000 shares in an underwritten public offering at a price of $20.07 per share, for total proceeds to the selling shareholders of approximately $80 million. On November 12, 2004, AIF and Coyote sold their remaining

4,702,893 shares at $17.67 per share for total proceeds to the selling shareholders of approximately $83 million. As a result of their disposition of all of their shares of common stock pursuant to the Shelf Registration Statement, a registration rights agreement between the Company, Coyote I and Coyote II terminated. The Company paid fees and expenses in connection with these offerings (not including the underwriting discounts and commissions payable by the selling shareholders), amounting to $500,000. On November 16, 2004, John Hannan and Michael Gross, affiliates of Apollo Management, resigned from the Company’s Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our executive officers and directors, and any persons owning more than 10% of a class of our stock, to file certain reports on ownership and changes in ownership with the SEC. Based solely on a review of copies of such reports we received and on written representations from certain reporting persons, we believe that during 2004, our executive officers and directors filed with the SEC on a timely basis all required reports relating to transactions involving our equity securities beneficially owned by them, with the exception of Mr. Giftos who was late in filing a Form 3.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2006 Annual Meeting should deliver a written copy of their proposal to our principal executive offices no later than November 28, 2005. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Except for shareholder proposals to be included in our proxy statement and proxy card, to be timely under our bylaws, any nomination for director and other proposal made by a shareholder must be received by the Company no earlier than November 28, 2005 and not later than December 29, 2005. If we change the date of the 2006 annual meeting of shareholders to be earlier than April 10, 2006 or later than July 10, 2006, we must receive notice of the shareholder nomination or proposal no earlier than 90 days before the actual meeting date nor later than 60 days before the actual meeting date or the tenth day after the date on which public announcement of the annual meeting is first made, whichever is later. Any shareholder notice nominating any person as a director or making a proposal must include certain additional information as specified in our bylaws.

The Company may solicit proxies in connection with next year’s annual meeting which confer discretionary authority to vote on any shareholder proposals or nominations of which the Company does not receive notice by February 11, 2006. All shareholder proposals and nominations should be sent to 2300 Clayton Road, Suite 1200, Concord, CA 94520, Attention: Corporate Secretary.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS

Only one proxy statement and Annual Report on Form 10-K has been delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement or the Annual Report on Form 10-K to a shareholder at a shared address to which a single copy was sent. Shareholders residing at a shared address who would like to request an additional copy of the proxy statement or Annual Report on Form 10-K now or with respect to future mailings (or to request to receive only one copy of the proxy statement or Annual Report on Form 10-K if multiple copies are being received) may write or call the Company’s Secretary, 2300 Clayton Road, Suite 1200, Concord, CA 94520, (925) 887-1400.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa Ormand Taylor
Vice President, Assistant General Counsel and Corporate Secretary
Dated: March 28, 2005

APPENDIX A

CHARTER OF THE

CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

PACER INTERNATIONAL, INC.

I. PURPOSE OF THE COMMITTEE

The purposes of the Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Pacer International, Inc. (the “Company”) shall be to recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; to advise the Board with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and to oversee the evaluation of the Board and the Company’s management.

II. COMPOSITION OF THE COMMITTEE

The Committee shall initially be comprised of three or more directors, as determined in accordance with the Company’s Second Amended and Restated Bylaws (the “Bylaws”). The members of the Committee will be appointed by and serve at the discretion of the Board. Committee members will be appointed annually for a term of one year at the first meeting of the Board following the annual meeting of stockholders, or as soon thereafter as is practicable. Vacancies will be filled by majority vote of the Board. The Board will appoint the Chairperson of the Committee.

III. MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee will meet with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any Committee member. The agenda of each meeting will be prepared by the Chairperson and circulated to each member of the Committee prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Bylaws relating to meetings of the Board will govern meetings of the Committee. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee may not form subcommittees for any purpose.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice, counsel or assistance are sought by the Committee, attend any meeting of the Committee to provide such pertinent information and assistance as the Committee requests.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The

Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV. DUTIES OF THE COMMITTEE

A. Board Candidates and Nominees

The Committee shall have the following goals and responsibilities with respect to Board candidates and nominees:

(a)    To establish procedures for evaluating the suitability of potential director nominees proposed by management or shareholders.

(b)    To recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Bylaws of the Company, which recommendations shall be consistent with the Board’s criteria for selecting new directors. Such criteria include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by applicable law, regulation or stock exchange listing requirement.

(c)    To review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated.

B. Board Composition and Procedures

The Committee shall have the following goals and responsibilities with respect to the composition and procedures of the Board as a whole:

(a)    To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable law, regulation or stock exchange listing requirement.

(b)    To review periodically the size of the Board and to recommend to the Board any appropriate changes.

(c)    To make recommendations on the frequency and structure of Board meetings.

(d)    To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Company rule, guideline, procedure or corporate governance principle.

C. Board Committees

The following shall be the goals and responsibilities of the Committee with respect to the committee structure of the Board:

(a)    To make recommendations to the Board regarding the size and composition of each standing committee of the Board of Directors, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee.

(b)    To monitor the functioning of the committees of the Board and to make recommendations for any changes, including the creation and elimination of committees.

(c)    To review annually committee assignments and the policy with respect to the rotation of committee memberships and/or chairpersonships, and to report any recommendations to the Board.

(d)    To recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The Committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

D. Corporate Governance

The following shall be the goals and responsibilities of the Committee with respect to corporate governance:

(a)    To recommend to the Board a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards. At a minimum, the corporate governance principles developed and recommended by the Committee shall address the following:

     i.    Director qualification standards. The qualification standards established by the Committee must reflect at a minimum the independence requirements of Nasdaq. The Committee shall also develop policies regarding director tenure, retirement, removal and succession, and shall consider whether it is in the best interest of the Company to limit the number of corporate boards on which a director may serve.

     ii.    Director responsibilities.

     iii.    Director access to management and, as necessary and appropriate, independent advisors.

     iv.    Director compensation, including principles for determining the form and amount of director compensation, and for reviewing those principles, as appropriate.

     v.    Director orientation and continuing education.

     vi.    Management succession, including policies and principles for the selection and performance review of the chief executive officer, as well as policies regarding succession in the event of an emergency or the retirement of the chief executive officer.

(b)    To develop and review periodically, and at least annually, the corporate governance principles adopted by the Board to assure that they are appropriate for the Company and comply with the requirements of Nasdaq, and to recommend any desirable changes to the Board.

(c)    To consider any other corporate governance issues that arise from time to time, and to develop appropriate recommendations for the Board.

E. Evaluation of the Board and Management

The Committee shall be responsible for overseeing the evaluation of the Board as a whole and the management of the Company, including the Chief Executive Officer of the Company. The Committee shall establish procedures to allow it to exercise this oversight function.

V. EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner. The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it deems reasonably necessary to discharge its duties under this Charter. The Committee may in its reasonable discretion retain or terminate any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms, such fees to be borne by the Company.

As adopted by the Board of Directors of

Pacer International, Inc., on July 23, 2004.

PACER INTERNATIONAL, INC.

2300 Clayton Road, Suite 1200

Concord, California 94520

ANNUAL MEETING OF SHAREHOLDERS – MAY 10, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Pacer International, Inc. (the “Company”) hereby appoints Lawrence C. Yarberry and Michael F. Killea, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote all of the common stock of the Company held in the undersigned’s name on its books as of March 15, 2005, at the Annual Meeting of Shareholders to be held at the offices of Pacer Global Logistics, Inc., 6805 Perimeter Road, Dublin, Ohio 43016 at 2:00 p.m. on Tuesday, May 10, 2005 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated March 28, 2005, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxyholders will vote for election of a substitute nominee proposed by management.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

PACER INTERNATIONAL, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

1.		Election of Directors:
Marc E. Becker
Andrew C. Clarke
Joshua J. Harris

	☐	For All
	☐	Withhold All
	☐	For All Except

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

______________________________________

______________________________________

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

Date:

Signature(s)

__________________________________________________

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign the full corporate name by duly authorized officer and affix corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.